Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated April 14, 2025
Relating to Preliminary Prospectus Supplement dated April 14, 2025 to Prospectus dated February 28, 2024
Registration No. 333-277493

HP Inc.
Issuer:	HP Inc.
Anticipated Ratings:(1)	Baa2 (Moody’s) / BBB (S&P) / BBB+ (Fitch)
Trade Date:	April 14, 2025
Settlement Date:(2)	April 25, 2025 (T+8)

5.400% notes due 2030

Title of Securities:	5.400% notes due 2030 (the “2030 Notes”)
Maturity Date:	April 25, 2030
Principal Amount:	$500,000,000
Interest Rate:	5.400% per annum
Benchmark:	UST 4.000% due March 31, 2030
Benchmark Yield:	4.012%
Spread to Benchmark:	+145 Basis Points
Reoffer Yield:	5.462%
Price to Public (Issue Price):	99.732%
Interest Payment Dates:	Semiannually; April 25 and October 25 of each year, commencing October 25, 2025 (subject to the following business day convention).
Method of Calculation:	30/360
Optional Redemption:
At any time prior to March 25, 2030 (one month prior to maturity), make-whole redemption at Treasury Rate plus 25 basis points.  On or after March 25, 2030 (one month prior to maturity), redemption at par.

CUSIP/ISIN Nos.:	40434L AR6 / US40434LAR69

6.100% notes due 2035

Title of Securities:	6.100% notes due 2035 (the “2035 Notes” and, together with the 2030 Notes, the “Notes”)
Maturity Date:	April 25, 2035
Principal Amount:	$500,000,000
Interest Rate:	6.100% per annum
Benchmark:	UST 4.625% due February 15, 2035
Benchmark Yield:	4.380%
Spread to Benchmark:	+175 Basis Points
Reoffer Yield:	6.130%
Price to Public (Issue Price):	99.778%
Interest Payment Dates:	Semiannually; April 25 and October 25 of each year, commencing October 25, 2025 (subject to the following business day convention).
Method of Calculation:	30/360
Optional Redemption:
At any time prior to January 25, 2035 (three months prior to maturity), make-whole redemption at Treasury Rate plus 30 basis points.  On or after January 25, 2035 (three months prior to maturity), redemption at par.

CUSIP/ISIN Nos.:	40434L AS4 / US40434LAS43
Denominations:	$2,000 X $1,000
Joint Book Running Managers:	BNP Paribas Securities Corp. BofA Securities, Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Co-Managers:
Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.
Morgan Stanley & Co. LLC
Santander US Capital Markets LLC
U.S. Bancorp Investments, Inc.
Credit Agricole Securities (USA) Inc.
ING Financial Markets LLC
SG Americas Securities, LLC
Standard Chartered Bank
CIBC World Markets Corp.
Loop Capital Markets LLC

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
(2)
We expect delivery of the Notes will be made against payment therefor on or about April 25, 2025, which is the eighth business day following the date hereof.  Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day unless the parties to that trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the Notes on any date prior to the business day before delivery will be required, by virtue of the fact that the Notes initially will settle in T+8, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the related prospectus supplement if you request it by calling BNP Paribas Securities Corp. toll free at (800) 854-5674; BofA Securities, Inc at (800) 294-1322; or Goldman Sachs & Co. LLC at (866) 471-2526.
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED.  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER MAIL SYSTEM.